Exhibit 4.26

- Execution Copy

Warrant No. [         ]

Date of Issuance: July 27, 2011

LUCID, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS WARRANT AND SUCH SECURITIES HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED

THIS CERTIFIES THAT, for value received, Maxim Partners, LLC (the “Holder”), its designees or permitted assigns, subject to the terms and conditions set forth herein, at any time prior to the Expiration Date (as defined below), is entitled to purchase from Lucid, Inc., a New York corporation (the “Company”), that number of fully paid and nonassessable shares, as adjusted from time to time pursuant to the provisions of this Warrant (the “Warrant Shares”), of the Company’s common stock, $0.01 par value per share (the “Common Stock”), equal to (i) three percent (3%) of the Common Stock underlying the Securities, as defined in that certain Subscription Agreement dated on or about the date hereof between the Company and Osiris Investment Partners, L.P. (the “Purchase Agreement”), divided by (ii) the IPO Price (if a Qualified IPO is the first of a Qualified IPO, Non-Qualified Financing or Non-Registered Fundamental Transaction to occur), the price at which shares of Common Stock are sold in a Non-Qualified Financing (if a Non-Qualified Financing is the first of a Qualified IPO, Non-Qualified Financing or Non-Registered Fundamental Transaction to occur) or the Equity Value Per Share (defined below) (if a Fundamental Transaction is the first of a Qualified IPO, Non-Qualified Financing or Non-Registered Fundamental Transaction to occur), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Notice of Exercise attached hereto duly completed and signed and upon payment of the aggregate Exercise Price (as defined below) for the number of Warrant Shares for which this Warrant is being exercised determined in accordance with the provisions hereof.  For purposes hereof, “IPO Price” means the price at which shares of Common Stock, or shares of Common Stock underlying units (for the sake of clarity, allocating no value to any warrants underlying such units), as applicable, are sold in a Qualified IPO.  For purposes hereof, “Qualified IPO” means the consummation of an underwritten initial public offering by the Company of shares of Common Stock and/or units consisting of Common Stock and warrants to purchase Common Stock resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000 and made in connection with the listing by the Company of the Common Stock on a registered national stock exchange or the quotation of Common Stock on the OTC Bulletin Board or similar quotation service.  For purposes hereof, “Non-Registered Fundamental Transaction” means a Fundamental Transaction in which the Successor Entity is an entity whose outstanding common stock is not registered under the Exchange Act and listed on a registered national securities exchange.  The exercise price per Warrant Share issuable pursuant to this Common Stock Warrant shall be equal to $5.07 (the “Exercise Price”).  Terms used herein but not otherwise defined shall have the meaning set forth in Purchase Agreement.  In the event that the Company does not consummate a Qualified IPO, Non-Qualified Financing or Non-Registered Fundamental Transaction prior to November 15, 2012, the denominator set forth above shall be equal to $4.61.

This Warrant is issued subject to the following terms and conditions:

1.             Exercise; Payment.

(a)           Exercise.  Subject to Section 5 hereof, the Holder may exercise this Warrant, at any time or from time to time, during the period (a) commencing on the earliest to occur of (i) the consummation of a Qualified IPO, (ii) the consummation of a Non-Qualified Financing, (iii) the consummation of a Fundamental Transaction in which the Successor Entity is a Non-Public Entity or (iv) November 15, 2012, and (b) expiring on November 15, 2015 at 5:00 p.m. (Eastern Time) (the “Expiration Date”).  The Holder may exercise this Warrant on or prior to the Expiration Date for all or any part of the Warrant Shares (but not for a fraction of a share) that may be purchased hereunder, as that number may be adjusted pursuant to Section 3 of this Warrant.  The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Notice of Exercise delivered, and payment made for such Warrant Shares (such date, a “Date of Exercise”).

In the event that the Holder elects to exercise this Warrant during such time as the issuer hereof is a Non-Public Entity, then, in lieu of receiving Warrant Shares, the Holder shall receive an amount equal to the product of (i) the number of Warrant Shares as to which the Warrant has been exercised by such Holder multiplied by (ii) the difference (but not less than zero) between the Equity Value Per Share and $4.52 (as such amounts may be adjusted pursuant to Section 4 of this Warrant).

(b)           Issuance of Certificates.

(i)            Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than ten (10) business days following the Date of Exercise.  In case of a purchase of less than all the Warrant Shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder hereof within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase.  Each stock certificate so delivered shall be registered in the name of such Holder and issued with a legend in substantially the form of the legend placed on the front of this Warrant.

(ii)           The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(c)           Issue Tax. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

(d)           Payment of Exercise Price.  The Holder shall pay the Exercise Price by delivering immediately available funds to the Company.

For the purposes hereof, “Equity Value Per Share” means the result obtained by dividing the Equity Value by the number of fully-diluted shares of Common Stock outstanding immediately prior to the consummation of the Fundamental Transaction in which the Non-Public Entity was formed, resulted or survived.

For the purposes hereof, “Equity Value” means the value of the Company’s fully-diluted common equity as determined in the Fundamental Transaction in which the Non-Public Entity was formed, resulted or survived, as agreed by the Successor Entity and the holders of a majority in aggregate principal amount of the outstanding Notes and the holders of a majority of the outstanding Warrants (such holders of Notes and Warrants being referred to as the “Majority Holders”).  In the event that the determination of the Equity Value requires the appraisal or evaluation of non-cash components and the Successor Entity and the Majority Holders shall fail to agree regarding the results of such evaluation or appraisal within 15 days of a notice by any holder of a Note or Warrant requesting such agreement, then the value of the Company’s fully-diluted common equity based upon the Fundamental Transaction shall be determined by an independent investment bank having experience in the valuation of companies similar to the Company, selected by the Successor Entity and reasonably acceptable to the Majority Holders.  The Successor Entity shall select such investment bank within fifteen (15) days of notice from a Holder of the need to determine the Equity Value.  If the investment bank selected by the Successor Entity is not reasonably acceptable to the Majority Holders, and the Successor Entity and such Majority Holders cannot agree on a mutually acceptable investment bank within fifteen (15) days of its selection by the Successor Entity, then the Successor Entity and the Majority Holders shall each choose one such investment bank within fifteen (15) days and the respective chosen firms (or, if only one firm is chosen because the other party fails to choose, then such one chosen firm) shall jointly select within fifteen (15) days of their selection a third investment bank, which shall make the determination within thirty (30) days of its selection.  The Successor Entity shall pay the costs and fees of each such investment bank (including any such investment bank selected by the Majority Holders), and the decision of the investment bank making such determination of Equity Value shall be final and binding on the Successor Entity and all affected Holders.

(e)           Cashless Exercise.  In lieu of exercising this Warrant by the payment to the Company of immediately available funds, as set forth in Section 1(d) above, the Holder may surrender this Warrant for a number of Warrant Shares determined by multiplying the maximum number of Warrant Shares to which the Holder would have been entitled had the Holder paid the Exercise Price in cash by a fraction, the numerator of which is the fair market value of one Warrant Share at that time less the Exercise Price of one Warrant Share, and the denominator of which is the fair market value of one Warrant Share at that time.  The fair market value of a Warrant Share shall be determined pursuant to Section 1(f).

(f)            Fair Market Value.  If the Warrant Shares are traded regularly in a public market, the fair market value of the Warrant Shares shall be the closing price of the Warrant Shares (or the closing price of the Company’s stock into which the Warrant Shares are convertible) reported for the business day immediately before the Holder delivers its Notice of Exercise to the Company.  If the Warrant Shares are not regularly traded in a public market, the board of directors of the Company shall determine the fair market value of the Warrant Shares in its reasonable good faith judgment.

2.             Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees that all Warrant Shares, will, upon issuance and payment of the applicable Exercise Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor.

3.             Closing of Books.  The Company will at no time close its transfer books against the transfer of any warrant or of any Warrant Shares issued or issuable upon the exercise of any warrant in any manner that interferes with the timely exercise of this Warrant, subject to compliance with any applicable securities laws

4.             Adjustment of Exercise Price and Number of Shares.  The Exercise Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4.

(a)           Reclassification.  If any reclassification of the capital stock of the Company or any reorganization, consolidation, merger, or any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the business and/or assets of the Company (the “Reclassification Events”) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such Reclassification Event, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities, or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby.  In any Reclassification Event, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares), shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise hereof.  For the sake of clarity, in the event that adjustments are made in accordance with Section 5 hereof, no adjustments shall be required under this Section 4(a).

(b)           Subdivision, Dividends or Combination of Stock.  In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the date hereof into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares issuable hereunder proportionately increased.  Conversely, in the event the outstanding shares of the Company’s Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable hereunder proportionately decreased.

(c)           Weighted Average Adjustment.  Other than in the case of the issuance of Permitted Additional Stock (defined below), if the Company issues additional shares of Common Stock, including shares of Common Stock ultimately issuable upon exercise or conversion of a security convertible or exercisable into Common Stock, after the date of this Warrant and the consideration per additional common share is less than the Exercise Price in effect immediately before such issue, the

Exercise Price shall be reduced, concurrently with such issue, to a price determined by multiplying the Exercise Price by a fraction:

(i)            the numerator of which is the number of shares of Common Stock outstanding immediately before such issue plus the number of shares of Common Stock that the aggregate consideration received by the Company for the additional common shares would purchase at the Exercise Price in effect immediately before such issue, and

(ii)           the denominator of which is the number of shares of Common Stock outstanding immediately before such issue plus the number of such additional common shares.

Upon each adjustment of the Exercise Price, the number of Warrant Shares issuable upon exercise of this Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Warrant Shares issuable upon exercise of this Warrant and (ii) the Exercise Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Exercise Price.

For purposes hereof, “Permitted Additional Stock” means (i) shares of Common Stock and options therefor, issued to directors, officers, employees or consultants of the Company pursuant to a stock option plan, stock purchase plan, or other equity incentive plan or agreement approved by the Board of Directors of the Company (the “Board”), (ii) Common Stock issued or issuable upon conversion or exercise of the Notes and Warrants issued pursuant to the Transaction Documents, (iii) Common Stock issuable upon conversion or exercise of any commitments, warrants, options, notes or other agreements to issue capital stock outstanding as of the date hereof, (iv) Common Stock issued pursuant to a Qualified IPO, (v) Common Stock issuable in respect of any shares, options, warrants, or convertible securities as a result of the application of anti-dilution provisions, similar to the provisions hereunder, contained in the original terms of such securities and (vi) shares of Common Stock issued as a stock dividend or upon any subdivision or split described in Section 4(b).

(d)           Certain Events. If any change in the outstanding Warrant Shares of the Company occurs as to which the other provisions of this Section 4 are not strictly applicable, the Board shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid.  The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

(e)           Issuance Adjustment.  In addition to any other adjustments contemplated hereunder, in the event that (i) a Qualified IPO or (ii) Non-Qualified Financing does not occur within six months after the Issuance Cut Off Date, the Exercise Price as in effect on the Issuance Cut Off Date shall automatically be reduced by 5% and shall be reduced by an additional 5% on each monthly anniversary thereof until the Company completes a Qualified IPO or Non-Qualified Financing, provided however, that the Exercise Price shall not be reduced to an amount lower than $1.00 (as adjusted to reflect any stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction).

5.             Fundamental Transactions.

(a)           Consent Required. The Company shall not enter into or be party to a Fundamental Transaction (as defined below) unless the Successor Entity (as defined below) assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Required Holders.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

(b)           Confirmation.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

(c)           Certain Definitions.  For purposes of this Warrant, the following terms have the following meanings:

(i)            “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person(s) making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other

Person(s) making or party to, or associated or affiliated with the other Person(s) making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(ii)           “Successor Entity” means the Person (or, if so elected by the Holder, the parent entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the parent entity) with which such Fundamental Transaction shall have been entered into.

(iii)          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof, as applicable.

6.             No Stockholder Rights.  No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of Warrant Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

7.             Compliance with the Act.  The Holder of this Warrant, by acceptance hereof, agrees that this Warrant is being acquired for its own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances which will not result in a violation of the Act or any applicable state securities laws.

8.             Restriction Upon Transfer.

(a)           Unregistered Security. The Holder represents that by accepting this Warrant it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws.  In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof.  The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available.

(b)           Transferability. Subject to restriction set forth in Section 8(a), neither this Warrant nor the Warrant Shares shall be transferable by the Holder without the prior written consent of the Company; provided, however, that Holder may transfer this Warrant to a parent or subsidiary of the Holder without the prior written consent of the Company, subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant.  Prior to the consummation of any such permitted transfer under this Section 8(b), Holder shall provide the Company with notice of such transfer.

9.             Amendment, Waiver, etc.  Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the holders (the “Required Holders”) of not less than sixty-six and two-thirds percent (66 2/3%), in the aggregate, of the Warrant Shares then issuable upon exercise of then outstanding warrants of like tenor to this Warrant issued by the Company in connection with the issuance of Bridge Notes (as defined in the Note).

10.           Notices.  All notices and other communications from the Company to the Holder and from the Holder to the Company as required pursuant to this Section 10 or otherwise shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice. The Company shall be required to provide notice to the Holder hereunder as a result of the following:

(a)           Adjustment.  Upon any adjustment of the Exercise Price or any increase or decrease in the number of Warrant Shares pursuant to Section 4 hereof, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company.  The notice shall be prepared and signed by the Company’s Chief Financial Officer and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(b)           Qualified IPO.  In the event that the Company shall propose at any time to effect a Qualified IPO, the Company shall send to the Holder at least twenty (20) days’ prior written notice of the date on which such offering is expected to occur.

(c)           Fundamental Transaction.  In the event that the Company shall propose to consummate a Fundamental Transaction after the issuance of this Warrant, in addition to the requirements set forth in Section 5 hereof, the Company shall send to the Holder at least ten (10) days’ prior written notice of the date on which such Fundamental Transaction is expected to occur.

11.           Governing Law, Headings.  This Warrant is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State, without reference to the conflicts of law provisions thereof.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

12.           Lost or Stolen Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

13.           Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Exercise Price on the date the Notice of Exercise is received by the Company.

14.           Successors and Assigns.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder.  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

15.           Severability of Provisions.  In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired hereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of this 27th day of July, 2011.

LUCID, INC.

By:	/s/ Jay M. Eastman
Name:	Jay M. Eastman, Ph.D.
Title:	Chief Executive Officer

Signature Page—Common Stock Warrant

NOTICE OF EXERCISE

(To be signed only upon exercise of Warrant)

To: Lucid, Inc.

The undersigned, the holder of the attached Common Stock Warrant, hereby elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                              shares of Common Stock of Lucid, Inc. and such holder herewith makes payment of $                                        therefor.

The undersigned requests that certificates for such shares be issued in the name of, and delivered to:                                                                                                                   whose address is:                                                           .

DATED:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Name:

Title: